CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2016, relating to the financial statements and financial highlights of Amplify YieldShares Senior Loan and Income ETF (formerly, Amplify YieldShares Prime 5 Dividend ETF), for the period ended October 31, 2016, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
August 25, 2017